Exhibit 99.1

Santander Private Banking to acquire Indosuez Wealth Management business in Miami

•	As part of the agreement, Santander Private Banking plans to purchase $4.3 billion in client assets and liabilities with related staff from Indosuez Wealth Management.

•	The transaction is projected to close by the end of the first half of 2021.

MIAMI – March 16, 2021 – Santander Private Banking today announced that it has reached an agreement with Indosuez Wealth Management (“Indosuez”) – the global wealth management brand of Crédit Agricole group – to purchase $4.3 billion in client assets and liabilities. The transaction is subject to regulatory approval and satisfaction of customary closing conditions, and is expected to close by midyear 2021.

Santander Wealth Management & Insurance Global Head Víctor Matarranz said, “This transaction, which leverages our geographic presence and our capabilities as a leading financial group, is another step toward our goal of becoming the best global private banking platform. We want to keep growing our business – especially in geographies where we see major commercial potential like the US – and elevate our position as a growth engine for Grupo Santander.”

Indosuez CEO Jacques Prost commented, “Following approaches from a number of international bidders and after close evaluation, Santander’s proposal for the Miami business stood out to Indosuez thanks to the bank’s high quality, international operations with a strong reputation. We are confident that this is the right fit to meet the interests of our clients and our people in Miami, ensuring a smooth transition and building on Santander’s sizeable footprint and 42-year long experience in the region. Indosuez’s decision to leave the Miami market was carefully considered due to our longstanding presence in the region, but was made in line with Indosuez’s strategy of focusing and expanding its presence in its key markets.”

Santander US CEO Tim Wennes said, “This acquisition is part of the growth strategy for Santander US, which includes organic and inorganic opportunities, and I am confident that the team will provide world-class services to our new clients from Indosuez.”

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The deal will be executed through Banco Santander International (BSI), part of Santander Private Banking, Grupo Santander’s business unit dedicated to the private banking segment. Santander Private Banking manages a volume of EUR 230 billion in customer assets and liabilities. BSI is a wholly owned subsidiary of Santander Holdings USA, Inc., Banco Santander’s intermediate holding company in the U.S.

Headquartered in Miami since 1979, BSI also has offices in Houston, San Diego and New York. Today, a team of over 500 employees offer holistic private banking and investment services to high-net-worth clients. Euromoney Magazine has recognized Santander Private Banking as the best Private Bank in several of its core markets, rewarding its commitment to becoming the best responsible Wealth Manager in Europe and the Americas.

Our mission is to help people and businesses prosper. We seek to establish a strong relationship based on trust with each client, providing personalized solutions to meet their individual financial needs. To do so, we rely on state-of-the-art proprietary technology and the expertise of our professionals.

For more information please visit www.santander.com.

Santander Holdings USA, Inc. (SHUSA) is a wholly-owned subsidiary of Madrid-based Banco Santander, S.A. (NYSE: SAN) (Santander), a global banking group with more than 148 million customers in the U.S., Europe and Latin America. As the intermediate holding company for Santander’s U.S. businesses, SHUSA is the parent organization of five financial companies with more than 15,000 employees, 5 million customers, and $150 billion in assets as of December 2020. These include Santander Bank, N.A., Santander Consumer USA Holdings Inc. (NYSE: SC), Banco Santander International of Miami, Santander Securities LLC of Boston, Santander Investment Securities Inc. of New York, and several other subsidiaries. Santander US is recognized as a top 10 auto lender, a top 10 multifamily lender, and a top 20 commercial real estate lender, and has a growing wealth management business with more than $50 billion in assets under management. For more information on Santander US, please visit www.santanderus.com.

Indosuez Wealth Management is the global wealth management brand of Crédit Agricole group, ranked 10th in the world in terms of total assets (The Banker - July 2020, based on results at the end of 2019).

Shaped by more than 145 years of experience supporting families and entrepreneurs around the world, Indosuez Wealth Management offers a tailor-made approach that allows our clients to build, manage, protect and pass on their wealth according to their goals and ambitions. Its teams take a comprehensive view and provide expert advice and exceptional service, offering a wide range of services for the management of both personal and business assets.

Renowned for its international reach combined with a human scale, Indosuez Wealth Management has 3,060 employees in 13 locations around the world, in Europe (Belgium, France, Italy, Luxembourg, Monaco, Spain and Switzerland), Asia-Pacific (Hong Kong SAR, New Caledonia and Singapore), the Middle East (United Arab Emirates) and the Americas (Brazil, Miami and Uruguay) (as at 31/12/2020).

With 128 billion euros in assets under management (as at 31/12/2020), Indosuez Wealth Management is one of the global leaders in wealth management.

For more information, please visit www.ca-indosuez.com

CONTACT:

Santander US Media Relations

Laurie Kight

214.801.6455 mediarelations@santander.us

Santander US Investor Relations

Evan Black

800.493.8219

InvestorRelations@santanderconsumerusa.com